SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 or 15(d)

                     OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  October 1, 1998
                                                   ---------------



                         THE UNITED ILLUMINATING COMPANY
             (Exact name of registrant as specified in its charter)



         Connecticut                1-6788                     06-0571640
-----------------------------    -------------               -------------------
(State, or other jurisdiction    (Commission                  (IRS Employer
of Incorporation)                 File Number)               Identification No.)


157 Church Street, New Haven, Connecticut                         06506
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(Address of principal executive offices)                        (Zip Code)



Registrant's Telephone Number,
Including Area Code                                          (203) 499-2000
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                                         None
             ------------------------------------------------------------
            (Former name or former address, if changed since last report)


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Item 2.  Acquisition or Disposition of Assets

Item 5.  Other Events

      On October 2, 1998, the Registrant agreed to sell both of its operating fossil-fueled generating stations, Bridgeport Harbor Station and New Haven Harbor Station, to Wisvest-Connecticut, LLC, a single-purpose subsidiary of Wisvest Corporation. Wisvest Corporation is a non-utility subsidiary of Wisconsin Energy Corporation, Milwaukee, Wisconsin.

      The sale price is $272 million in cash, and the transaction is expected to close during the spring of 1999. It is contingent upon the receipt of approvals from the Connecticut Department of Public Utility Control (DPUC), the Federal Energy Regulatory Commission, and other federal and state agencies.

      The Company will realize a small book gain from the sale proceeds net of taxes and plant investment. Under Connecticut's 1998 electric utility industry restructuring law (the Restructuring Act), this gain will be offset by a write-down of DPUC-specified regulated plant costs, such that there will be no net income effect of the sale. Net proceeds from the sale are expected to be in the range of $160-165 million. The Registrant anticipates using these proceeds, partially, to reduce debt, possibly to reduce equity through a special dividend or stock buyback, and for growth opportunities.

      In May of 1998 the Registrant had announced that it would commence selling, through a two-stage bidding process, all of its non-nuclear generation assets, in compliance with the Restructuring Act. The October 2, 1998 sale agreement for Bridgeport Harbor Station and New Haven Harbor Station has resulted from that bidding process. The Registrant's only other fossil-fueled generating station is its small deactivated English Station, in New Haven. English Station was also offered for sale in the bidding process, but it attracted no bids. Also offered for sale were two long-term contracts for the purchase of power from refuse-to-energy facilities located in Bridgeport and Shelton, Connecticut, one long-term contract for the purchase of power from a small hydroelectric generating station located in Derby, Connecticut, and the Registrant's 5.45% participating share in the Hydro-Quebec transmission intertie facility linking New England and Quebec, Canada. None of these contracts attracted an acceptable bid.

      On October 1, 1998, in a filing with the DPUC under the Restructuring Act, the Registrant had reported that it was in final negotiations to sell Bridgeport Harbor Station and New Haven Harbor Station as a part of its corporate unbundling plan to separate all of its generating assets from its transmission and distribution assets in compliance with the statute. In this corporate unbundling plan filing with the DPUC, the Registrant stated that the unbundling plan for the Registrant's nuclear generation ownership interests, 17.5% of Seabrook Station, in New Hampshire, and 3.685% of Millstone Station Unit No. 3, in Connecticut, is divestiture by the end of 2003 in accordance with the Restructuring Act. The divestiture method has not yet been determined. Pending divestiture, the Registrant proposes to satisfy the Connecticut Restructuring Act's requirement that nuclear generating assets be legally separated from all other assets, on a functional basis, by transferring them into separate new
divisions  of  the  Registrant,   using


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divisional  financial  statements  and  accounting  to segregate  all  revenues,
expenses,   assets  and  liabilities  associated  with  each  nuclear  ownership interest.

      The Registrant's corporate unbundling plan also proposes to facilitate the clear functional separation of the Registrant's ongoing regulated transmission and distribution operations and functions from all of its unregulated operations and activities by undergoing a corporate restructuring into a holding company system. In the holding company system proposed, the Registrant will become a wholly-owned subsidiary of a holding company, and each share of the common stock of the Registrant will be converted into a share of common stock of the holding company. In connection with the formation of the holding company system, all of the Registrant's interests in all of its operating unregulated subsidiaries will be transferred to the holding company and, to the extent new unregulated businesses are subsequently acquired or commenced, they will also be financed and owned by the holding company.

      Under the Restructuring Act, all Connecticut electricity customers will be able to choose their generation service provider after June 30, 2000. The Registrant will be required to offer service to customers under a regulated standard offer rate and will also become the default service provider to each customer who does not choose an alternate generation service provider. In order to mitigate the financial risk that these regulated service mandates will pose to the Registrant in an unregulated power generation environment, its corporate unbundling plan proposes that a purchased power adjustment clause be added to its regulated rates, effective July 1, 2000. This clause, similar to and based on the purchased gas adjustment clauses used by Connecticut's natural gas local distribution companies, would work in tandem with the Registrant's procurement of power supplies to assure that standard offer customers pay competitive market rates for generation services even though they do not choose an alternate electric supplier. A differing cost collection mechanism may be used for default service.

      In addition to approval by the DPUC, the several features of the Registrant's unbundling plan will be subject to approvals and consents by federal regulators, state and federal environmental and antitrust agencies, and the Registrant's common stock shareowners.


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                                    SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      THE UNITED ILLUMINATING COMPANY
                                      Registrant




        10/07/98                    By           /s/ Robert L. Fiscus
------------------------              ------------------------------------------
                                                     Robert L. Fiscus
                                        Vice Chairman of the Board of Directors
                                               and Chief Financial Officer


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